Exhibit 3.5

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF COYA THERAPEUTICS, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Coya Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Coya Therapeutics, Inc.

SECOND: This Amendment No 1. to the Amended and Restated Certificate of Incorporation was duly adopted and declared advisable by the unanimous written consent of the Board of Directors of the Corporation in accordance with the applicable provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: This Amendment No 1. to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders of the Corporation and given in accordance with and pursuant to Section 228 of the General Corporation Law.

FOURTH: The Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring the said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders to such amendment.  The resolution setting forth the proposed amendment is substantially as follows:

“RESOLVED, that the Amended and Restated Certificate of Incorporation of this Corporation be amended to add the following paragraph to precede the first paragraph of Article IV of the Certificate of Incorporation of the Corporation:

“Effective upon the effective time of this Certificate of Amendment of the Certificate of Incorporation (the “Split Effective Time”), (i) every 5.6955 shares of Common Stock of the Corporation issued and outstanding immediately prior to the Split Effective Time shall be changed, combined and reclassified into one (1) whole share of Common Stock.

Notwithstanding the foregoing, there shall be no fractional shares of Common Stock issued in connection with the reclassification of Common Stock effected hereby.  In lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (after aggregating all fractions of a share to which such stockholder would otherwise be entitled), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Common Stock as determined by the Board of Directors of the Corporation multiplied by such fraction.  From and after the Split Effective Time, certificates representing shares Common Stock issued and outstanding prior to the Split Effective Time shall represent the number of whole shares of Common Stock after the Split Effective Time into which such shares Common Stock shall have been reclassified pursuant to this Certificate of Amendment of the Certificate of Incorporation and the right to receive cash in lieu of fractional shares as provided herein.  Upon surrender by stockholders of certificates representing shares of Common Stock issued and outstanding prior to the

Split Effective Time, cash in lieu of fractional shares, if any, will be issued to such stockholders.”

“RESOLVED FURTHER, that the Amended and Restated Certificate of Incorporation of this Corporation be amended by changing Article IV(B)(5.1) thereof so that, as amended, said Article IV(B)(5.1) shall be and read as follows:

“5.1Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors (a “Qualified IPO”), (b) the closing of a merger of the Corporation that results in the surviving company being listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors and holding unencumbered net cash of not less than $15,000,000 at the closing of such transaction (a “Qualifying Reverse Merger”), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1, and (ii) such shares may not be reissued by the Corporation.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Amended Certificate of Incorporation this 12th day of December 2022.

COYA THERAPEUTICS, INC.

By:	/s/ Howard Berman
Name: Howard Berman
Title: Chief Executive Officer